Exhibit 14.1

CORNERSTONE CORE PROPERTIES REIT, INC.

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (“Code”) embodies the commitment of Cornerstone Core Properties REIT, Inc. to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We insist that all of our employees maintain the highest level of integrity in their dealings with and on behalf of the company including dealings with stakeholders and with others from whom the company obtains financing.

This Code of Business Conduct and Ethics is intended to document the principles of conduct and ethics to be followed by the company’s directors, officers and employees, including its principal financial officer and its principal accounting officer. Its purpose is to:

•             Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•             Promote compliance with applicable governmental rules and regulations,

•             Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues,

•             Provide mechanisms to report unethical conduct, and

•             Help foster a culture of honesty and accountability.

The company will expect all its directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution. We also expect the consultants we retain to generally abide by this Code. (For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section II of this Code shall be our code of ethics for Senior Financial Officers (as defined below).)

SECTION I

BUSINESS PRINCIPALS

A. Clients’ and Tenants’ Interests

Our clients’ and tenants’ interests always come first. Our experience shows that if we serve our clients and tenants well, our own success will follow.

B. Our Assets

Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

C. Teamwork

We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the company and its clients and tenants.

D. Dedication

The dedication of our people to the company and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this will be an important part of our success.

E. Confidential Information

We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

F. Fairness in Competition

Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other companies.

G. Integrity and Honesty

Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the company and in their personal lives.

SECTION II

A. Compliance and Reporting

Directors, officers and employees should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any director, officer or employee who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of officers and employees, the Chief Executive Officer or the Chief Financial Officer (the “Senior Financial Officers”), and in the case of directors, the Chairman of the Audit Committee (we refer to such contacts as “Appropriate Ethics Contacts”). The company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

The identity of the employee who reports a possible violation of this Code will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law. The company will not allow retaliation for reports of possible violations made in good-faith. Possible violations may be reported orally or in writing and may be reported anonymously.

Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.

B. Conflicts of Interest

Directors, officers and employees must do everything they reasonably can to avoid conflicts of interest or the appearance of conflicts of interest.

A “conflict of interest” occurs when an individual’s private interest is different from the interests of the company as a whole. Conflict situations include:

•             When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of the company,

•             When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively, and

•             When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the company as a result of his or her position in the company. Loans to, or guarantees of obligations of, such persons are of special concern.

If a conflict of interest becomes unavoidable, a director, officer of employee must promptly report the conflict of interest to the Appropriate Ethics Contact. In each instance the director, officer or employee will work with the person or persons to whom a conflict of interest is reported to devise an arrangement by which (1) that person or those persons (or their designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the director, officer or employee who has a conflict will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) arrangements will be made to ensure that the director, officer or employee will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

C. Public Disclosure

It is the company’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the company’s disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company’s independent auditors. In addition, any employee or director who has a supervisory role in the company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

D. Compliance with Laws, Rules and Regulations

It is the company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Generally, it is both illegal and against company policy for any employee or director who is aware of material nonpublic information relating to any of the company’s tenants to buy or sell any securities of those issuers. Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any securities in issuers that he or she is familiar with by virtue of his or her work for the company should consult with an Appropriate Ethics Contact before making any such purchase or sale.

SECTION III

A. Corporate Opportunities

No director, officer or employee will:

•             take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

•             make it possible for somebody other than the company to take advantage of an opportunity in any of the company’s areas of business of which the director, officer or employee becomes aware in the course of his or her activities on behalf of the company, unless the company has expressly decided not to attempt to take advantage of the opportunity;

•             otherwise use corporate property, information, or position for personal gain; or

•             compete with the company generally or with regard to specific transactions or opportunities.

Directors, officers and employees owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

Sometimes the line between personal and company benefits is difficult to draw, and sometimes both personal and company benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of company property or services that is not solely for the benefit of the company is approved beforehand through the Appropriate Ethics Contact.

B. Confidentiality

In carrying out the company’s business, employees and directors often learn confidential or proprietary information about the company, its clients/customers, prospective clients/customers or other third parties. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, all information that may be of use to the company’s competitors, or that could be harmful to the company or its clients/customers if disclosed, any non-public information concerning the company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C. Fair Dealing

Each employee will at all times deal fairly with the company’s tenants, suppliers, competitors and employees. While we expect our employees to try hard to advance the interests of the company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing. No employee is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

D. Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E. Protection and Proper Use of Company Assets

All employees should protect the company’s assets and ensure their efficient use. All company assets should be used for legitimate business purposes only.

SECTION IV

WAIVERS OF THIS CODE

From time to time, the company may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior Financial Officers) or directors of the company may be made only by the Board of Directors or a committee of the Board.

Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to the company’s stockholders to the full extent required by the rules of the SEC.

CORNERSTONE CORE PROPERTIES REIT, INC.

BUSINESS CODE OF CONDUCT AND ETHICS

Annual Compliance Certificate

This Certificate is to acknowledge that I have read Cornerstone Core Properties REIT, Inc.’s Business Code of Conduct and Ethics and I understand its meaning. If a change in circumstances occurs which should be reported in accordance with the Code, I will promptly report this change in circumstances to the Appropriate Ethics Contact identified in the Code and file a revised Certificate with Cornerstone Core Properties REIT, Inc. I further certify that, to the best of my knowledge, neither I nor any of my family members or affiliates have engaged in any activity or has any interest which violates the Code, nor am I aware of a violation of the Code by any director, officer or employee except as follows (if none, write “None” below):

Date: , 200
Signature

Printed Name